Exhibit 99.1

The Habit Restaurants, Inc. Announces Second Quarter 2017 Financial Results

IRVINE, CA, August 2, 2017 – The Habit Restaurants, Inc. (NASDAQ: HABT) (“The Habit” or the “Company”), today announced financial results for its second quarter ended June 27, 2017.

Highlights for the second quarter ended June 27, 2017:

•	Total revenue increased 17.2% to $83.3 million compared to $71.1 million in the second quarter of 2016.
•	Company-operated comparable restaurant sales increased 0.1% as compared to the second quarter of 2016.
•	Net income was $1.1 million, or $0.05 per diluted weighted average share, compared to $1.2 million, or $0.07 per diluted weighted average share, in the second quarter of 2016.
•

Adjusted fully distributed pro forma net income(1) was $1.7 million, or $0.06 per fully distributed weighted average share compared with $2.3 million, or $0.09 per fully distributed weighted average share for the second quarter of 2016.

•	Adjusted EBITDA(1) was $8.8 million compared to $8.7 million for the second quarter of 2016.
•

The Company opened 10 new company-operated restaurants and one franchised restaurant during the second quarter. As of June 27, 2017, the Company had 175 company-operated locations and 14 franchised/licensed locations (excluding seven licensed locations in Santa Barbara County, California from which the Company is not entitled to royalties) for a system-wide total of 189 locations.

(1)

Adjusted fully distributed pro forma net income and adjusted EBITDA are non-GAAP measures. A reconciliation of GAAP net income to each of these measures is included in the accompanying financial data. See also “Non-GAAP Financial Measures,” included herein.

“We are pleased with our second quarter results despite the choppy consumer environment and lapping a 4% increase in company-operated comparable restaurant sales in the second quarter of 2016 over the comparable quarter in 2015,” said Russ Bendel, President and Chief Executive Officer of The Habit Restaurants, Inc. “During the quarter, we continued to build on our strategy of introducing premium-priced, high-quality, limited time offerings, while also promoting every day value. We also opened 10 new company-operated Habit Burger Grills, including one location each in Arizona, Florida and Utah, and the remaining seven in California. In addition, one of our franchise partners opened a location in Reno, Nevada. With 13 new company-operated restaurants and four new franchised restaurants opened as of the end of the second quarter, we remain on track to open between 31 and 33 new company-operated restaurants during 2017, and we expect our franchisees to open an aggregate of five to seven locations this year.”

Second Quarter 2017 Financial Results Compared to Second Quarter 2016

Total revenue was $83.3 million in the second quarter of 2017, compared to $71.1 million in the second quarter of 2016.

Company-operated comparable restaurant sales increased 0.1% for the quarter ended June 27, 2017. The increase in company-operated comparable restaurant sales was driven primarily by a 0.3% increase in transactions partially offset by a 0.2% decrease in average transaction amount.

Net income for the second quarter of 2017 was $1.1 million, or $0.05 per diluted weighted average share compared to $1.2 million, or $0.07 per diluted weighted average share in the second quarter of 2016.

Adjusted fully distributed pro forma net income in the second quarter of 2017 was $1.7 million, or $0.06 per fully distributed weighted average share, compared to $2.3 million, or $0.09 per fully distributed weighted average share, in the second quarter of 2016. A reconciliation between GAAP net income and adjusted fully distributed pro forma net income is included in the accompanying financial data.

2017 Outlook

The Company currently anticipates the following for its fiscal year 2017:

•	Total revenue between $335 million to $338 million;
•	Company-operated comparable restaurant sales growth of flat to approximately 1.0%;
•	The opening of 31 to 33 company-operated restaurants and five to seven franchised/licensed restaurants;
•	Restaurant contribution margin of 19.0% to 19.5%;
•	General and administrative expenses of $33.25 million to $33.75 million;
•	Depreciation and amortization expense slightly under $19.0 million;
•	Capital expenditures of $44.0 million to $47.0 million; and
•

An effective pro forma tax rate of approximately 41.5%, which assumes the conversion of all common units of The Habit Restaurants, LLC for shares of our Class A common stock (and cancellation of corresponding shares of our Class B common stock), which would eliminate the non-controlling interests.

Conference Call

The Company will host a conference call to discuss financial results for the second quarter 2017 today at 5:00 PM Eastern Time. Russ Bendel, President and Chief Executive Officer, and Ira Fils, Chief Financial Officer will host the call.

The conference call can be accessed live over the phone by dialing (855) 327-6837 or for international callers by dialing (778) 327-3988. A replay will be available after the call and can be accessed by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 10003171. The replay will be available until Wednesday, August 9, 2017. The conference call will also be webcast live from the Company’s corporate website at ir.habitburger.com under the “Events” page. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.

The following definitions apply to these terms as used in this release:

Comparable restaurant sales reflect the change in year-over-year sales in our comparable restaurant base. A restaurant enters our comparable restaurant base in the accounting period following its 18th full period of operations. We operate on a 4-4-5 calendar, each accounting period will consist of either four or five weeks with the exception of a 53-week year, where the last period contains six weeks.

Average Unit Volumes (AUVs) are calculated by dividing revenue for the trailing 52-week period for all company-operated restaurants that have operated for 12 full accounting periods by the total number of restaurants open for such period.

Adjusted fully distributed pro forma net income includes net income attributable to The Habit (i) excluding income tax expense, (ii) excluding the effect of non-recurring items, (iii) assuming the exchange of all common units of The Habit Restaurants, LLC into shares of our Class A common stock (and cancellation of corresponding shares of our Class B common stock), which results in the elimination of non-controlling interests in The Habit Restaurants, LLC, and (iv) reflecting an adjustment for income tax expense on fully distributed pro forma net income before income taxes at our estimated long term effective income tax rate. Adjusted fully distributed pro forma net income is a non-GAAP financial measure because it represents net income attributable to The Habit, before non-recurring items and the effects of non-controlling interests in The Habit Restaurants, LLC. We use adjusted fully distributed pro forma net income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone and eliminates the variability of non-controlling interests as a result of member owner exchanges of common units of The Habit Restaurants, LLC into shares of our Class A common stock (and cancellation of corresponding shares of our Class B common stock).

Adjusted fully distributed pro forma net income per fully distributed weighted average share is calculated using adjusted fully distributed pro forma net income as defined above and assumes the exchange of all common units of The Habit Restaurants, LLC into shares of our Class A common stock (and cancellation of corresponding shares of our Class B common stock).

EBITDA, a non-GAAP measure, represents net income before interest expense, net, provision for income taxes, and depreciation and amortization.

Adjusted EBITDA, a non-GAAP measure, represents EBITDA plus pre-opening costs, stock-based compensation, loss on disposal of assets, and exchange related expenses.

About The Habit Restaurants, Inc.

The Habit Burger Grill is a burger-centric, fast casual restaurant concept that specializes in preparing fresh, made-to-order chargrilled burgers and sandwiches featuring USDA choice tri-tip steak, grilled chicken and sushi-grade albacore tuna cooked over an open flame. In addition, it features fresh made-to-order salads and an appealing selection of sides, shakes and malts. The Habit was named the “best tasting burger in America” in July 2014 in a comprehensive survey conducted by one of America’s leading consumer magazines. The first Habit opened in Santa Barbara, California in 1969. The Habit has since grown to over 190 restaurants in 10 states throughout California, Arizona, Utah, New Jersey, Florida, Idaho, Virginia, Nevada, Washington and Maryland as well as two international locations.

Contacts

Investors:

(949) 943-8692

HabitIR@habitburger.com

Media:

(949) 943-8691

Media@habitburger.com

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our annual report on Form 10-K for the year ended December 27, 2016, including the sections thereof captioned “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” These filings and others are available online at www.sec.gov, ir.habitburger.com or upon request from The Habit.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the ways that we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures, including those discussed above. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. We use non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that they provide useful information about operating results, enhance understanding of past performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. However, when analyzing the Company’s operating performance, investors should not consider adjusted earnings per fully distributed weighted average share or adjusted fully distributed pro forma net income in isolation or as substitutes for net income (loss), cash flows from operating activities or other operation statement or cash flow statement data prepared in accordance with U.S. GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies.

Consolidated Statement of Operations Data (unaudited):

Our operating results are presented as a percentage of total revenue, with the exception of restaurant operating costs, depreciation and amortization expense, pre-opening costs and loss on disposal of assets, which are presented as a percentage of restaurant revenue.

	13 Weeks Ended				26 Weeks Ended
(amounts in thousands except share and per share data)	June 27, 2017		June 28, 2016		June 27, 2017		June 28, 2016
Revenue
Restaurant revenue	$83,050	99.7%	$70,953	99.8%	$161,357	99.6%	$137,766	99.8%
Franchise/license revenue	282	0.3%	163	0.2%	611	0.4%	307	0.2%
Total revenue	83,332	100.0%	71,116	100.0%	161,968	100.0%	138,073	100.0%
Operating expenses
Restaurant operating costs (excluding depreciation and amortization)
Food and paper costs	26,256	31.6%	21,150	29.8%	49,093	30.4%	41,252	29.9%
Labor and related expenses	27,051	32.6%	22,892	32.3%	53,034	32.9%	44,313	32.2%
Occupancy and other operating expenses	13,613	16.4%	11,340	16.0%	26,688	16.5%	21,828	15.8%
General and administrative expenses	8,325	10.0%	7,524	10.6%	16,088	9.9%	14,125	10.2%
Exchange related expenses	120	0.1%	253	0.4%	236	0.1%	360	0.3%
Depreciation and amortization expense	4,467	5.4%	3,579	5.0%	8,716	5.4%	6,991	5.1%
Pre-opening costs	735	0.9%	533	0.8%	1,130	0.7%	793	0.6%
Loss on disposal of assets	12	0.0%	36	0.1%	24	0.0%	75	0.1%
Total operating expenses	80,579	96.7%	67,307	94.6%	155,009	95.7%	129,737	94.0%
Income from operations	2,753	3.3%	3,809	5.4%	6,959	4.3%	8,336	6.0%
Other expenses
Interest expense, net	37	0.0%	149	0.2%	195	0.1%	277	0.2%
Income before income taxes	2,716	3.3%	3,660	5.1%	6,764	4.2%	8,059	5.8%
Provision for income taxes	1,003	1.2%	1,164	1.6%	2,303	1.4%	2,169	1.6%
Net income	1,713	2.1%	2,496	3.5%	4,461	2.8%	5,890	4.3%
Less: net income attributable to non-controlling interests	(601)	-0.7%	(1,305)	-1.8%	(1,506)	-0.9%	(3,319)	-2.4%
Net income attributable to The Habit Restaurants, Inc.	$1,112	1.3%	$1,191	1.7%	$2,955	1.8%	$2,571	1.9%
Net income attributable to The Habit Restaurants, Inc. per share Class A common stock:
Basic	$0.05		$0.07		$0.15		$0.17
Diluted	$0.05		$0.07		$0.15		$0.17
Weighted average shares of Class A common stock outstanding:
Basic	20,259,140		16,657,886		20,223,913		15,353,798
Diluted	20,325,493		16,658,172		20,269,425		15,356,621

Selected Balance Sheet and Selected Operating Data (unaudited):

Balance Sheet Data	June 27, 2017	December 27, 2016
(dollar amounts in thousands)
Balance Sheet Data-Consolidated (at period end):
Cash and cash equivalents	$45,311	$44,192
Property and equipment, net(a)	118,228	102,857
Total assets	346,531	330,366
Total debt(b)	10,616	6,036
Total stockholders' equity	149,304	143,887

(a)	Property and equipment, net consists of property owned or leased, net of accumulated depreciation and amortization.
(b)	Total debt consists of deemed landlord financing.

	13 Weeks Ended
Selected Operating Data	June 27, 2017	June 28, 2016
Other Operating Data:
Total restaurants at end of period	189	152
Company-operated restaurants at end of period	175	146
Company-operated comparable restaurant sales growth(a)	0.1%	4.0%
Company-operated average unit volumes	$1,902	$1,931

	26 Weeks Ended
Selected Operating Data	June 27, 2017	June 28, 2016
Other Operating Data:
Company-operated comparable restaurant sales growth(a)	0.5%	3.0%

(a)

Company-operated comparable restaurant sales growth reflects the change in year-over-year sales for the company-operated comparable restaurant base. A restaurant enters our comparable restaurant base in the accounting period following its 18th full period of operations.

The following table includes a reconciliation of net income to adjusted EBITDA:

	13 Weeks Ended		26 Weeks Ended
Adjusted EBITDA Reconciliation	June 27, 2017	June 28, 2016	June 27, 2017	June 28, 2016
(amounts in thousands)
Net income	$1,713	$2,496	$4,461	$5,890
Non-GAAP adjustments:
Provision for income taxes	1,003	1,164	2,303	2,169
Interest expense, net	37	149	195	277
Depreciation and amortization	4,467	3,579	8,716	6,991
EBITDA	7,220	7,388	15,675	15,327
Stock-based compensation expense(a)	673	521	1,171	867
Loss on disposal of assets(b)	12	36	24	75
Pre-opening costs(c)	735	533	1,130	793
Exchange related expenses(d)	120	253	236	360
Adjusted EBITDA	$8,760	$8,731	$18,236	$17,422

(a)	Includes non-cash, stock-based compensation.
(b)	Loss on disposal of assets includes the loss on disposal of assets related to retirements and replacements or write-off of leasehold improvements or equipment.
(c)

Pre-opening costs consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including management labor costs, staff labor costs during training, food and supplies used during training, marketing costs and other related pre-opening costs. These are generally incurred over the three to five months prior to opening. Pre-opening costs also include net occupancy costs incurred between the date of possession and opening date of our restaurants.

(d)

This category includes costs associated with the exchanges of LLC Units into shares of Class A common stock by members of The Habit Restaurants, LLC (the “Continuing LLC Owners”) pursuant to its Amended and Restated Limited Liability Company Agreement, dated as of April 5, 2015, as amended on May 16, 2016, and further amended on March 22, 2017 (as amended, the “LLC Agreement”).

The following is a reconciliation of GAAP net income and net income per share to adjusted fully distributed pro forma net income and adjusted fully distributed pro forma net income per share:

	13 Weeks Ended		26 Weeks Ended
(dollar amounts in thousands)	June 27, 2017	June 28, 2016	June 27, 2017	June 28, 2016
Net income	$1,713	$2,496	$4,461	$5,890
Exchange related expenses(a)	120	253	236	360
Income tax expense as reported	1,003	1,164	2,303	2,169
Fully distributed pro forma net income before income taxes	2,836	3,913	7,000	8,419
Income tax expense on fully distributed pro forma income before income taxes(b)	1,167	1,637	2,874	3,522
Adjusted fully distributed pro forma net income	$1,669	$2,276	$4,126	$4,897
Adjusted fully distributed pro forma net income per share of Class A common stock:
Basic	$0.06	$0.09	$0.16	$0.19
Diluted	$0.06	$0.09	$0.16	$0.19
Weighted average shares of Class A common stock outstanding used in computing adjusted fully distributed pro forma net income(c):
Basic	26,019,885	26,007,167	26,010,460	26,004,118
Diluted	26,086,238	26,007,453	26,055,972	26,006,941

(a)

This category includes costs associated with the exchanges of common units of The Habit Restaurants, LLC (“LLC Units”) to Class A common stock by the Continuing LLC Owners pursuant to the LLC Agreement.

(b)

Reflects income tax expense at an effective rate of 41.05% and 41.83% for the periods ended June 27, 2017 and June 28, 2016, respectively, on income before income taxes assuming the conversion of all outstanding LLC Units for shares of Class A common stock (with a corresponding cancellation of shares of our Class B common stock). The effective rate also excludes the impact of discrete items. The estimated tax rate includes provisions for U.S. federal income taxes and assumes the highest statutory rates apportioned to each state and local jurisdiction.

(c)

For all periods presented, represents the total number of shares of Class A common stock outstanding including all outstanding LLC Units of The Habit Restaurants, LLC as if they were exchanged on a one-for-one basis for the Company’s Class A common stock (with a corresponding cancellation of shares of our Class B common stock). Diluted earnings per share gives effect during the reporting period to all dilutive potential shares outstanding resulting from employee stock-based awards using the treasury method.